Exhibit 10.49

Authentidate Holding Corp.

Connell Corporate Center

300 Connell Drive, Fifth Floor

Berkeley Heights, NJ 07922

August 24, 2015

William P. Henry

Re:	Offer of Interim Employment by Authentidate Holding Corp.

Dear William:

I am very pleased to confirm our offer to you of employment with Authentidate Holding Corp., a Delaware corporation (the “Company”), on an interim basis in the position of Interim Chief Strategy Officer, reporting to the Company’s Chief Executive Officer (the “CEO”) and Board of Directors (the “Board”). Throughout this letter agreement (the “Agreement”), the terms “you” or “Employee” shall refer to William P. Henry. It is confirmed and agreed that the commencement of your employment (the “Start Date”) began as of July 23, 2015 and shall continue for the period of time set forth in Paragraph 1 of this Agreement. The terms of your employment are as follows:

1. Employment. Subject to and upon the terms and conditions of this Agreement, the Company hereby agrees to employ you, and you hereby accept such employment as Interim Chief Strategy Officer of the Company. The term your employment as Interim Chief Strategy Officer commenced as of the Start Date. Employee’s employment hereunder is expressly agreed to be on an at-will basis and accordingly, his employment with the Company can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law. Nothing in this Agreement is intended to alter Employee’s at-will employment status or obligate the Company to continue to employ Employee for any specific period of time, or in any specific role or geographic location. Except as expressly provided for in this Agreement, upon any termination of employment, Employee shall not be entitled to receive any payments or benefits under this Agreement other than unpaid compensation earned through the date of termination. Employee shall remain a member of the Board during the Term. As used in this Agreement, the word “Term” shall mean the period of time commencing on the Start Date and ending on the date that this Agreement is terminated.

2. Duties. During the Term of your employment with the Company, and subject to the direction and control of the Board and the CEO, you shall report directly to the CEO and shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with your executive position or as may be reasonably assigned or delegated to you from time to time by the Board or CEO, consistent with your position. In general, Employee shall have responsibility for (a) assisting the Board and the CEO in formulation and implementation of appropriate strategies and policies; (b) assisting the Board and the CEO in the negotiation and review of any strategic transactions that Company may undertake, including joint ventures, mergers and acquisitions, financing transactions; and (c) such other responsibilities and duties customarily performed by the chief strategy officer of publicly traded companies in the same industry as the Board or the CEO may from time to time direct. During the term of this Agreement, you agree to devote substantially all of your business time and attention to the affairs of the Company and, to the extent necessary to discharge the responsibilities assigned hereunder, use your best efforts in the performance of your duties for the Company and any subsidiary corporation of the Company. During the term of this Agreement, you may, so long as it does not materially interfere with your duties hereunder: (i) subject to Section 7 hereof and the terms of the

Assignment and Confidentiality Agreement (defined below), serve on the board of directors (or equivalent bodies) of civic, non-profit, or charitable organizations or entities unaffiliated with the Company, (ii) deliver lectures or otherwise participate in speaking engagements, and (iii) manage your personal investments and affairs.

Employee shall undertake regular travel to the Company’s executive and operational offices, and such other occasional travel within or outside the United States as is or may be reasonably necessary in the interests of the Company. All such travel shall be at the sole cost and expense of the Company, and all airplane travel shall be first or business class, or otherwise fully reimbursed at cost, to the extent that such reimbursements do not exceed the approximate equivalent published fare for first or business class. Other expenses shall be reimbursed in accordance with the Company’s policies for executive travel.

3. Compensation.

(a) For the Term of your employment hereunder, Employee’s compensation shall consist of a base salary payable at the annualized rate of $250,000 (the “Base Salary”). Base Salary shall be payable upon the expiration or termination of the Term, and shall be based on the number of months, or portions thereof, elapsed during the Term of this Agreement. Employee shall not be eligible to receive any compensation for his services as a member of the Company’s Board of Directors during the Term of the Agreement. Upon his resignation or removal as Interim Chief Strategy Officer of the Company, or upon the end of the Term, Employee shall, unless requested otherwise by the Company’s Board of Directors, continue to serve on the Board of Directors and his compensation as a director of the Company shall resume as of the date of such resignation or removal. Base Salary and all other payments, grants and awards to Employee for his services to the Company shall be subject to all withholding and deductions required by federal, state or other law, including but not limited to state, federal and local income taxes, unemployment tax, Medicare and FICA.

(b) In addition, Employee shall entitled to a cash bonus payment of $200,000 upon the consummation by the Company of a transaction resulting in a Change in Control of the Company; provided, however that to be entitled to receive such bonus, such transaction shall have either been completed during or within 150 days of the expiration of the Term, provided that the definitive agreement for the transaction was executed during the Term. In the event Employee is entitled to the bonus payment contemplated by this Section 3(b), the Company shall make such cash payment to Employee within thirty (30) days of the date of determination that such bonus has been earned.

4. Benefits. The Company shall reimburse Employee, upon presentation of the Company’s standard expense report accompanied by appropriate vouchers and other suitable documentation, for all reasonable and appropriate expenses incurred by Employee for business-related purposes, including business-related travel, incurred by Employee on behalf of the Company, provided such expenditure is consistent with Company policy. Reimbursements of such amounts incurred by Employee shall be paid within 30 days from the date that they are presented for payment and otherwise shall be subject to the above- described expense reimbursement procedures. Employee acknowledges that he shall not be entitled to any other benefits hereunder, including benefits provided to other employees of the Company, such as participation in retirement plans, paid leave, or any health or other insurance.

5. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard Employee Invention Assignment and Confidentiality Agreement in the form attached hereto as Exhibit A (the “Assignment and Confidentiality Agreement”) as a condition of your employment. We hereby direct you not to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

6. Covenants.

(a) Prior to starting employment, you will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes, directly or indirectly, with the Company. In addition to the obligations specified in the Assignment and Confidentiality Agreement, you agree that, during the Term of your employment with the Company, you will not engage in, or have any direct or indirect interest in, or become associated with or enter into any firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is otherwise engaged in the same or similar business as the Company in competition with the Company, or which the Company was in the process of developing during the term of Employee’s employment with the Company and such development is based on actual or demonstrative anticipated research. Similarly, during such period of employment, you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. Notwithstanding the foregoing, the ownership by Employee of less than two percent (2%) of the shares of any publicly held corporation shall not violate the provisions of this Section 7.

(b) You hereby represent and warrant that you have full authority to accept employment hereunder and are not subject to any restriction with respect to the commencement of such work from any prior employer or otherwise. Further, you agree, other than with regard to the good faith performance of your duties for the Company while employed by the Company, both during and for five (5) years after your employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation. This paragraph shall not be violated by statements by you that are truthful, complete and made in good faith in required response to legal process or governmental inquiry. You also agree that any breach of this non-disparagement provision by you shall be deemed a material breach of this letter.

7. Incentive Compensation.

(a) As an inducement to Employee to enter into this Agreement, the Company hereby grants to Employee, as of the date of execution of this Agreement, options to purchase an aggregate of 475,000 shares of the Company’s Common Stock, $.001 par value (the “Initial Options”), subject to the terms and conditions of the Company’s 2011 Omnibus Equity Incentive Plan (the “Plan”), and the terms and conditions set forth in the Stock Option Agreement which are incorporated herein by reference. All of the Initial Options granted hereunder shall vest and be exercisable immediately upon the execution of this Agreement. The exercise price of the Initial Options shall be equal to the greater of $0.25 per share or “Fair Market Value” as determined under the Plan. The Initial Options shall be exercisable for a term of ten years from the date of grant and shall contain such other terms and conditions as set forth in the stock option agreement. The Initial Options provided for herein are not transferable by Employee (other than as permitted by the Plan) and shall be exercised only by Employee, or by his legal representative or executor, as provided in the Plan. The Initial Options shall terminate as provided in the Plan, except as otherwise modified by this Agreement.

(b) (i) Commencing on the date that this Agreement is executed by the parties (the “Measurement Date”), Employee shall be eligible for grants of additional options in accordance with the following provisions, provided that the Agreement remains in effect. For each thirty (30) day period following the Measurement Date for which this Agreement remains in effect, Employee shall be granted an additional award of 125,000 stock options under the Plan (the “Additional Options”). The first award of Additional Options granted hereunder shall be granted on the Measurement Date and thereafter on each successive one month anniversary of the Measurement Date (each such date being an “Additional Option Grant Date”) until this Agreement has been terminated or one party has delivered a Notice of Termination to the other party. Subject to the provisions of Section 7(c), in each case, Additional Options granted hereunder shall vest on the date that is on the thirty (30) day anniversary date of the Measurement Date and each successive Additional Option Grant Date, provided Employee remains continuously in the employ of the Company, or in service on the Board of Directors, until such vesting date.

(ii) Each grant of Additional Options shall be subject to the terms and conditions of the Plan and each Stock Option Agreement issued to evidence such award. The exercise price of each grant of Additional Options shall be equal to the greater of $0.25 per share or “Fair Market Value” as determined under the Plan. Subject to Section 7(b)(iii), such Additional Options shall be exercisable for a term of ten years from the respective Additional Option Grant Dates and shall contain such other terms and conditions as set forth in the stock option agreement. The Additional Options provided for herein are not transferable by Employee (except to the extent permitted under the Plan) and shall be exercised only by Employee, or by his legal representative or executor, as provided in the Plan. The Additional Options shall terminate as provided in the Plan, except as otherwise modified by this Agreement.

(iii) Each award of Additional Options shall not be exercisable until the approval of the Company’s shareholders of an amendment to the Plan to increase the number of shares of Common Stock available for awards to be issued thereunder by an amount adequate to permit the exercise of the Additional Options granted by the Company. Upon the occurrence of such event, all Additional Options granted hereunder that have vested shall be immediately exercisable.

(c) In the event of a termination of Employee’s employment with the Company during or upon the expiration of the Term, the following will apply with respect to the Initial Options and Additional Options (which may be referred to collectively as the “Options”):

(i) if the termination is for Cause, then all of the Options granted as of the Termination Date shall terminate immediately and be null and void;

(ii) if the termination is for any reason other than for Cause (including following a Change in Control), and Employee ceases to remain a member of the Board or otherwise continue to be employed by the Company (or a subsidiary), then any unvested Options shall immediately vest and the exercise period in which Employee may exercise his Options shall be extended to the duration of their original term as if Employee remained an employee of the Company, and the terms of such Options shall be deemed amended to take into account the foregoing provisions.

(iii) if the termination is for any reason other than for Cause (including following a Change in Control), and provided that Employee remains a member of the Board or otherwise continues to be employed by the Company (or a subsidiary), then the Options that have been granted shall remain issued and outstanding and remain eligible for continued vesting in accordance with Section 7(b). Thereafter, but subject to the other terms of this Section 7, if your service as a member of the Board or as an employee terminates for any reason other than for Cause, any unvested Options shall immediately vest and the exercise period in which Employee may exercise his Options shall be extended to the duration of their original term as if Employee remained an employee of the Company, and the terms of such Options shall be deemed amended to take into account the foregoing provisions. Notwithstanding the foregoing, if you are removed from the Board or as an employee for Cause, as defined in the Plan, the Options granted to you hereunder shall terminate immediately upon removal.

(d) Upon the request of the Company and for no additional consideration beyond that provided for in this Agreement, Employee agrees to enter into an agreement, on a form provided by the Company, restricting the exercise of the Options and/or limiting the ability of the Employee to resell the shares of Common Stock underlying the Options (a “Lock-up Agreement”) on the same terms and conditions as applicable to other officers and/or directors of the Company that are requested to enter into such an agreement. Employee’s obligation to execute a Lock-up Agreement is subject to the condition that all of the then-current members of the Board of Directors and executive officers of the Company are also required to execute the Lock-up Agreement.

(e) As a condition to receiving and retaining the benefits pursuant to paragraph (c)(iii) under this Section 7 following the cessation of your service as a member of the Board and employee, Employee shall (A) execute (and not revoke within the applicable revocation period) a general release and waiver of all claims against the Company, which release and waiver shall be in a form mutually acceptable to the Company and Employee and (B) shall continuously comply with the Employee Assignment and Confidentiality Agreement.

8. Termination.

(a) The Company may terminate this Agreement for any reason, with or without Cause. Unless the Company is terminating this Agreement for Cause, it shall give Employee at least 20 days prior written notice of the termination of this Agreement. If the Company seeks to terminate this agreement for Cause, it shall give Employee at least 5 days prior written notice of such action. Employee may terminate this Agreement at any time by giving at least 20 days prior written notice of termination to the Company.

(b) If the Employee’s employment with the Company shall be terminated, the Company shall pay and/or provide to the Employee (or his estate or legal representative) any Accrued Compensation due and owing to him. Accrued Compensation shall be paid on the Company’s first regular pay date after the date of termination (or earlier, if required by applicable law). Employee agrees and acknowledges that, other than as expressly provided for in Section 7 of this Agreement, he is not be entitled to any severance or other benefits following any termination of his employment with the Company.

(c) It is the intention of the parties that Employee shall continue to serve on the Board of Directors following the termination of this Agreement. However, the Employee agrees to immediately resign from the Board if his employment is terminated due to Cause.

9. IRC 409A. This letter agreement is intended to comply with the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4) and be exempt from Section 409A of the Code, and shall be construed and interpreted in accordance with such intent, provided that, if any severance provided at any time hereunder involves non-qualified deferred compensation within the meaning of Section 409A of the Code, it is intended to comply with the applicable rules with regard thereto and shall be interpreted accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A of the Code unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the date that is immediately following the expiration of the six (6)-month period measured from the date of such “separation from service” of you, and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay)

shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred. For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under the letter agreement that is considered non-qualified deferred compensation. In the event the time period for considering any release and it becoming effective as a condition of receiving severance shall overlap two calendar years, no amount of such severance shall be paid in the earlier calendar year.

10. Background Check. You represent that all information provided to the Company or its agents with regard to your background is true and correct.

11. Arbitration and Indemnification.

(a) Any dispute arising out of the interpretation, application, and/or performance of this Agreement with the sole exception of any claim, breach, or violation arising under the Assignment and Confidentiality Agreement shall be settled through final and binding arbitration before a single arbitrator in the State of New Jersey in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the American Arbitration Association and shall be an attorney-at-law experienced in the field of corporate law. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

(b) In addition to any additional benefits provided under applicable state law, as a executive officer of the Company, Employee shall be entitled to the benefits of: (i) those provisions of the Certificate of Incorporation of the Company, as amended, and of the by-laws of the Company as amended, which provide for indemnification of officers and directors of the Company (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to Employee as an officer of the Company), and (ii) the Indemnification Agreement between the Company and Employee (the “Indemnification Agreement”) entered into as of June 18, 2015 and such Indemnification Agreement is hereby amended to provide for indemnification and the other benefits to Employee (and corresponding obligations of Employee) arising out of or related to his service as Interim Chief Strategy Officer of the Company to the same extent, and upon the same terms and conditions, as such Indemnification Agreement is operative with respect to his service as a director of the Company.

12. Severability; Benefit of Agreement. If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances. This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.

13. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this offer, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. The terms set forth herein may not be amended or changed (except with respect to such terms reserved to the discretion of the Company) except in a writing signed by you and a duly authorized member of the Board. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

14. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) sent by (i) a nationally recognized overnight courier service or (ii) certified mail, return receipt requested, postage prepaid and in each case addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on (A) if delivered by personal service, the date of delivery thereof; (B) if delivered by a nationally recognized overnight courier service, on the first business day following deposit with such courier service; or (C) on the third business day after the mailing thereof via certified mail. Notwithstanding the foregoing, any notice of change of address shall be effective only upon receipt. The current addresses of the parties are as follows:

If to the Company:	If to the Employee:

Authentidate Holding Corp. Attention: Chief Executive Officer Connell Corporate Center 300 Connell Drive, Fifth Floor Berkeley Heights, NJ 07922	William P. Henry

With a copy to:	With a copy to:

Victor J. DiGioia Becker & Poliakoff, LLP 45 Broadway, 8th Floor New York, NY 10006

15. Governing Law; Jurisdiction. The rights and obligations under this offer letter will be governed by and interpreted, construed and enforced in accordance with the laws of the State of New Jersey without regard to its or any other jurisdiction’s conflicts of laws principles. Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a situs within the State of New Jersey, and Employee and the Company each hereby consent to the jurisdiction of any local, state, or federal court located within the State of New Jersey.

16. Eligibility to Work in the United States. In order for the Company to comply with United States law, we ask that on your Start Date you provide us with appropriate documentation to verify your authorization to work in the United States. The Company may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

17. Definitions. For purposes of this letter agreement, the following terms shall have the meanings ascribed below:

(a) “Accrued Compensation” shall mean all amounts earned or accrued through the “Termination Date” (as defined below) but not paid as of the Termination Date, including (i) base salary, (ii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, and (iii) any expense allowance.

(b) “Cause” shall mean: (i) willful disobedience by the Employee of a reasonable, material and lawful instruction of the Board of Directors of the Company consistent with the duties and functions of Employee’s position; (ii) conviction of the Employee of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) conduct amounting to fraud, gross negligence or willful misconduct in the performance of any material duties to the Company; or (iv) excessive absences from work, other than for illness or Disability; provided that the Company shall not have the right to terminate the employment of Employee pursuant to the foregoing clauses (i), (iii) or (iv) above unless written notice specifying such breach shall have been given to the Employee and, in the case of breach which is capable of being cured, the Employee shall have failed to cure such breach within ten (10) days after his receipt of such notice.

(c) “Change in Control” shall have the meaning ascribed to such term as is set forth in the Plan.

(d) “Disability” shall mean a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties with the Company for a period of three consecutive months, and the Employee has not returned to his full time employment prior to the Termination Date.

(e) “Notice of Termination” shall mean a written notice from the Company, or the Employee, of termination of the Employee’s employment which indicates the specific termination provision in this Agreement relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

(f) “Termination Date” shall mean (i) in the case of the Employee’s death, his date of death; (ii) in the case of termination of employment hereunder, the last day of employment; and (iii) in all other cases, the date specified in the Notice of Termination; provided, however, if the Employee’s employment is terminated by the Company for any reason except Cause, the date specified in the Notice of Termination shall be at least 5 days from the date the Notice of Termination is given to the Employee.

Signature Page Follows.

We look forward to your service to the Company.

Very truly yours,

AUTHENTIDATE HOLDING CORP.

Name: Charles C. Lucas
Title: Chairman of the Board and Chairman of the Management Resources and Compensation Committee

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

	Date signed::	August , 2015
William P. Henry

Attachments:

Exhibit A         Employee Invention Assignment and Confidentiality Agreement

Exhibit A

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Authentidate Holding Corp., a Delaware corporation (the “Company”), I, William P. Henry (also referred to as the “Employee”) hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 6 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. I acknowledge and agree that in the course of my employment with the Company, I may gain access to certain confidential information, inventions, works of authorship, and other types of proprietary subject matter that comprise valuable, special and unique assets of the Company’s business, and that access to the foregoing is granted to me only for the purpose of enabling me to perform my duties for the Company. I agree that the Company has an identifiable interest in protecting its rights and ownership of the foregoing, as well as all intellectual property rights associated therewith (including, without limitation, its patents, copyrights, trademarks, and trade secrets). Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2. Disclosure of Inventions. Without further compensation, I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or actual or demonstrably anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company. I hereby irrevocably assign, and agree to assign, the Assigned Inventions to the Company. I understand that this assignment is intended to, and does, extend to subject matters currently in existence, those in development, as well as those which have not yet been created. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not assigned to the Company (“Prior Inventions”). If no such list is attached, I agree that it is because no such Prior Inventions exist. I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, sell, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights.

4. Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company hereunder, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company hereunder, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

5. Assistance/Power to Act. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

6. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”), and that the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure. Such Proprietary Information includes, but is not limited to, Assigned Inventions, trade secrets as well as other proprietary knowledge, information, know-how, non-public intellectual property rights including unpublished or pending patent applications and all related patent rights, manufacturing techniques, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and developments, whether or not patentable and whether or not copyrightable. For example and without limitation, Proprietary Information may include information I learn about or develop in connection with my employment with the Company, such as: (i) information regarding internet and software based document authentication services and telehealth products and services including product information, features, roadmaps, plans, specifications, mechanics, designs, costs and revenue; (ii) techniques and methods for developing or improving the foregoing products and services; (iii) measurement techniques utilized to increase monetization and analyze performance metrics; (iv) customer lists and data, (v) non-public trademarks or domain names; (vi) non-public business and financial information, which may include revenues, profits, margins, forecasts, budgets and other financial data; (vii) marketing and advertising plans, strategies, tactics, budgets and studies; (viii) business and operations strategies; (ix) the identities of the key decision makers at the Company’s vendors, suppliers, or other business partners; (x) the particular needs and preferences of the Company’s suppliers, platform providers and business partners, and the Company’s approaches and strategies for satisfying those needs and preferences; (xi) contracts, credit procedures and terms; (xii) research and development plans; (xiii) software developed or licensed by Company; (xiv) hardware and hardware configurations; (xv) employment and personnel information (including, without limitation, the names, addresses, compensation, specific capabilities, training information, job assignments and performance evaluations of Company personnel); (xvi) information relating proposed or ongoing acquisitions or takeovers by or on behalf of the Company; and (xvii) other know-how. The foregoing are only examples of Proprietary Information and information not specifically identified herein may also constitute Proprietary Information. The Employee acknowledges that Proprietary Information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company.

7. Exceptions to Proprietary Information. Notwithstanding the definition set forth in Section 6, Proprietary Information does not include information that I can show by competent proof: (a) was generally known to the relevant public at the time of disclosure, or became generally known after disclosure to me other than through disclosure, directly or indirectly, by Employee; (b) was lawfully received by me from a third party without breach of any confidentiality obligation; (c) was known to me prior to receipt from the Company or (d) was independently developed by me without breach of any obligation of confidentiality or non-use.

8. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use, disclose, copy, reverse-engineer, distribute, gain unauthorized access or misappropriate any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature or form, in my possession, custody or control, pertaining to my work with the Company and, upon Company request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information. Notwithstanding my confidentiality obligations, I am permitted to disclose Proprietary Information that is required to be disclosed by me pursuant to judicial order or other legal mandate, provided that I have given the Company prompt notice of the disclosure requirement, and that I fully cooperate with any efforts by the Company to obtain and comply with any protective order imposed on such disclosure.

9. No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

10. Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort. As a result, during my employment, I will not, without the Company’s express written consent, engage in any other employment or business, or otherwise enter into or become associated with in any capacity, any business that (i) directly competes with the current or future business of the Company; (ii) uses any Company information, equipment, supplies, facilities or materials; or (iii) otherwise conflicts with the Company’s business interest and causes a disruption of its operations. Notwithstanding the foregoing, the ownership by Employee of less than two percent of the shares of any publicly held corporation shall not violate the provisions of this Section 10.

11. Non-Solicitation Covenants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away, induce, encourage or participate in the foregoing, any employee or consultant of the Company who was a consultant or employee of the Company within one year of the termination date of my employment, to terminate his or her relationship with the Company, whether for my own benefit or for the benefit of any other person or entity. In addition, during my employment with the Company and for a period of twelve (12) months thereafter, I will not directly or indirectly solicit, induce or attempt to induce, or otherwise take away, diminish or adversely alter their relationship with the Company, any customers, business partners or suppliers of the Company that were customers, business partners, or suppliers of the Company during the tenure of my employment or that were in the Company’s business development pipeline during the twelve month period ending on the termination of my employment.

12. Savings Clause. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests, including without limitation the need to protect the Company’s Proprietary Information and the goodwill of its customers. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, including the duration or scope of nay non-competition restriction, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

13. Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

14. Injunctive Relief. I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

15. Return of Property. I agree that when I leave the employ of the Company for any reason, or at any time at the Company’s request, that I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Assigned Inventions or Proprietary Information of the Company, as well as any other Company property, including without limitation, passwords to access equipment and data, including any and all encryption keys, certificates, or other authorization keys, codes or devices needed to allow complete and unfettered access to all administrative system functions and all data contained in or on the devices provided to me by, or owned, licensed or leased by, the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement if requested to do so by the Company.

16. Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to its laws pertaining to conflict of laws. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the State of New Jersey for any lawsuit filed there against me by Company arising from or related to this Agreement.

17. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

18. Entire Agreement; Amendments and Waivers. This Agreement, along with the employment agreement entered into by the Company and Employee, and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

19. Miscellaneous. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company. The provisions of this Agreement shall survive the termination of my employment with the Company, regardless of the reason. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

20. Not an Employment Agreement. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. This Agreement shall be effective as of the first day of my employment by the Company, which is July 23, 2015.

Signature page to Employee Invention Assignment and Confidentiality Agreement follows.

I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

Authentidate Holding Corp.:	Employee:

By:
Name:	Signature

Title:	William P. Henry
Name (Please Print)

EXHIBIT A

LIST OF PRIOR INVENTIONS

Title	Date	Identifying Number of Brief Description

☐ No inventions or improvements

Signature of Employee:

/s/

Print Name of Employee:

William P. Henry

Date: